Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FINITY HOLDINGS, INC.

The name of the corporation is Finity Holdings, Inc. ("Finity"). Finity’s original Certificate of Incorporation was filed on February 5, 1993 under the name Columbia Capital Corp. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE I

NAME OF CORPORATION

The new name of the corporation is Patients & Physicians, Inc. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE; TERM OF EXISTENCE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware. The period during which the Corporation shall continue is perpetual.

ARTICLE IV

CAPITAL STOCK

SECTION A. The amount of total authorized capital stock of this Corporation shall be One Hundred Thirty Million shares, divided as follows: (i) One Hundred Twenty Five Million shares of Common Stock, with $0.001 par value (the "Common Stock"), and (ii) Five Million shares of Preferred Stock, with $0.001 par value (the "Preferred Stock").

SECTION B. The Preferred Stock may be issued from time to time as herein provided in one or more series. The Board of Directors shall have the full authority to determine and state the designations and the relative rights (including, without limitation, if any, par value, conversion rights, participation rights, voting rights, dividend rights, and stated, redemption and liquidation values), ranking preferences, limitations and restrictions of each such series by the adoption of resolutions prior to the issuance of each such series authorizing the issuance of such series. All shares of Preferred Stock of the same series shall be identical with each other in all respects, except will respect to the right to receive dividends which may vary depending on the date of purchase.

SECTION C: The Corporation has effectuated a one hundred twenty five (125) to one (1) reverse stock split as to its shares of Common Stock outstanding as of January 31, 2006, which decreased its authorized shares of Common Stock from 100,000,000 shares to 800,000 shares. The reverse stock split shall not change the authorized capital stock of the Corporation or par value thereof from that authorized in Section A of this Article. No fractional shares will be issued in connection with the reverse stock split and all fractional interests will be rounded up to the next whole share.

ARTICLE V

DIRECTORS

SECTION A. NUMBER; TERM

The maximum number of directors shall be defined by the Board of Directors in accordance with the Bylaws and the minimum number of directors shall be three.

SECTION B. QUALIFICATIONS

Directors need not be stockholders of the Corporation nor be residents of the State of Delaware.

SECTION C. VACANCIES

Subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding to elect directors under specified circumstances as may be required by the DGCL or applicable regulations of any exchange on which the Corporation's capital stock may be listed, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, or removal shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the director's term. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SECTION D. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

SECTION E. LIMITED LIABILITY

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this section by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VI

PROVISIONS FOR REGULATIONS OF
BUSINESS AND CONDUCT OF AFFAIRS OF THE CORPORATION

SECTION A. MEETINGS

Meetings of the stockholders and the directors of this Corporation may be held either within or without the State of Delaware, and at such place as the Bylaws shall provide or, in default of such provisions, at such place as the Board of Directors shall designate.

SECTION B. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify each person who is or was a director, officer, manager, or employee of the Corporation, or of any other corporation, partnership, joint venture, limited liability company, trust or other enterprise which he is serving or served in any capacity at the request of the Corporation, from and against any and all liability and reasonable expense, as and when incurred, that may be incurred by him in connection with or resulting from any claim, actions, suit or proceeding (whether actual or threatened, brought by or in the right of the corporation of such other corporation, partnership, joint venture, limited liability company, trust or other enterprise, or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer, manager, or employee of the Corporation or of such other corporation, partnership, joint venture, limited liability company, trust or other enterprise or by reason of any past or future action taken or not taken in his capacity as such director, officer, manager, or employee, whether or not he continues to be such at the time such liability or expense is incurred, provided that a determination is made by the Corporation in accordance with Delaware law that such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation or at least not opposed to the best interests of such other corporation, partnership, joint venture, limited liability company, trust or other enterprise, as the case may be, and, in addition, in any criminal action or proceedings, had reasonable cause to believe his conduct was lawful or no reasonable cause to believe that his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described in the previous sentence. Notwithstanding the foregoing, there shall be no indemnification (a) as to amounts paid or payable to the Corporation or such other corporation, partnership, joint venture, limited liability company, trust or other enterprise, as the case may be, for or based upon the director, officer or employee having gained in fact any personal profit or advantage to which he was not legally entitled; (b) as to amounts paid or payable to the Corporation for an accounting of profits in fact made from the purchase or sale of securities of the corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law; or (c) with respect to matters as to which indemnification would be in contravention of the laws of the State of Delaware or of the United States of America whether as a matter of public policy or pursuant to statutory provisions.

IN WITNESS WHEREOF, Patients & Physicians, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed by its duly authorized officer this 27th day of June, 2006.

/s/ Philip Barak
Philip Barak
Corporate Secretary
Vice President and
Chief Financial Officer